Exhibit 10.1

Execution Version

SECOND AMENDMENT

TO AMENDED AND RESTATED LETTER OF CREDIT AND CASH DRAW AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED LETTER OF CREDIT AND CASH DRAW AGREEMENT (this “Amendment”) is dated as of September 5, 2013 and is entered into by and among UTi Worldwide Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands with company number 141257 (the “Company”), each of the Subsidiary Guarantors (as defined in the Amended and Restated Letter of Credit Agreement), Nedbank Limited, acting through its London Branch, in its capacity as the Lender and Issuing Bank (the “Issuing Bank”) and is made with reference to that certain Amended and Restated Letter of Credit and Cash Draw Agreement, dated as of June 24, 2011 (as amended by the First Amendment to Amended and Restated Letter of Credit and Cash Draw Agreement, dated June 5, 2013, by and among the Company, each of the Subsidiary Guarantors and the Issuing Bank, and as further amended, supplemented or otherwise modified through the date hereof, the “Letter of Credit Agreement”) by and among the Company, the Subsidiary Guarantors and the Issuing Bank. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Letter of Credit Agreement after giving effect to this Amendment.

RECITALS

WHEREAS, the Obligors have requested that the Issuing Bank agree to amend certain provisions of the Letter of Credit Agreement as provided for herein; and

WHEREAS, subject to certain conditions, the Issuing Bank is willing to agree to such amendment relating to the Letter of Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I.	AMENDMENTS TO LETTER OF CREDIT AGREEMENT

Effective as of July 31, 2013,

(a) Section 10.2 of the Letter of Credit Agreement is hereby amended by adding the following sentence as the last sentence of such Section 10.2(a):

“Notwithstanding the foregoing, the Company shall not at any time (i) on or prior to April 30, 2014, increase the aggregate amount of its annual dividend above U.S. $6,900,000 or (ii) declare or make any share repurchase at any time on or prior to the Compliance Date.”

(b) The following definitions set forth in Schedule B to the Letter of Credit Agreement are hereby amended and restated by substituting the following therefor:

“Consolidated EBITDA” means the consolidated net Pre taxation Profits of the Group for a Measurement Period:

(a)	including the net Pre taxation Profits of a member of the Group or business or assets acquired by a member of the Group during that Measurement Period for the part of that Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; but

(b)	excluding the net Pre taxation Profits attributable to any member of the Group or to any business or assets sold during that Measurement Period, and

(c)	excluding any non-cash impairments or write-ups of intangible assets, and all as adjusted by:

(i)	adding back Consolidated Interest Payable;

(ii)	adding back depreciation and amortization; and

(iii)	adding back for (A) the Measurement Period ending July 31, 2013 up to U.S.$20,000,000 in severance charges incurred during such Measurement Period, (B) the Measurement Period ending October 31, 2013 up to U.S.$50,000,000 in severance charges incurred during such Measurement Period, (C) the Measurement Period ending January 31, 2014 up to U.S.$35,000,000 of severance charges incurred during such period and (D) the Measurement Period ending April 30, 2014 up to U.S.$20,000,000 of severance charges incurred during such period.

“Consolidated Total Debt” means, without duplication,

(a)	all Indebtedness of the Group on a consolidated basis plus

(b)	any liability arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset; and

(c)	any Guaranty of a member of the Group with respect to liabilities of the type referred to in clause (b) above;

minus

(d)	solely for each Measurement Period beginning with the Measurement Period ending July 31, 2013 and ending with the Measurement Period ending April 30, 2014, to the extent otherwise included therein, the amount of the Capital Lease related to the Pharma Facility in an amount not to exceed U.S.$60,000,000.

“Debt Service Ratio” means, for any Measurement Period the ratio of (a) Consolidated EBITDA less distributions, dividends and redemptions on account of or with respect to capital stock or other equity interests of the Company or any Subsidiary (other than those (i) required to be paid under agreements entered into with Persons in order to obtain or maintain BBBEE status and (ii) received by the Company or a Subsidiary during such Measurement Period) to (b) Consolidated Fixed Charges. Notwithstanding the foregoing, for the purposes of the definition of “Debt Service Ratio” only, there shall be excluded from the calculation of Consolidated Fixed Charges to the extent otherwise included therein, (i) up to U.S.$2,100,000 paid by the Company in January, 2013 to satisfy the requirement to pay a make-whole amount in connection with the prepayment of the 2009 Notes and (ii) solely for each Measurement Period beginning with the Measurement Period ending April 30, 2013 and ending with the Measurement Period ending April 30, 2014, up to an aggregate of U.S.$6,000,000 in interest and scheduled principal payments under that certain Capital Lease related to that certain warehouse facility in South Africa constructed for the Company to support the Company’s pharmaceutical business in the region (the “Pharma Facility”).

(c) Schedule B to the Letter of Credit Agreement is hereby amended to include the following definition:

“Compliance Date” means the date on which the Company has delivered financial statements and an officers certificate pursuant to which it is demonstrated and certified that (i) the ratio of Consolidated Total Debt at any time to Consolidated EBITDA for the Measurement Period then or most recently ended has not exceeded 2.50 to 1.0 for two (2) consecutive fiscal quarters and (ii) a Debt Service Ratio of at least 3.0 to 1.0 for two (2) consecutive fiscal quarters, in each of clauses (i) and (ii) above, excluding the effect of the amendments set forth in the Second Amendment on such calculations.

SECTION II.	CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective as of the date hereof only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Second Amendment Effective Date”):

A. Execution. The Issuing Bank shall have received a counterpart signature page of this Amendment duly executed by each of the Obligors.

B. Fees. The Issuing Bank shall have received (i) all fees and other amounts due and payable under the Letter of Credit Agreement on or prior to the Second Amendment Effective Date, including, to the extent invoiced, reimbursement or other payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or under any other Financing Agreement and (ii) a non-refundable amendment fee of U.S. $15,000 which shall be fully earned when paid.

C. Other Documents. The Issuing Bank shall have received such other documents, information or agreements regarding Obligors as the Issuing Bank may reasonably request.

SECTION III.	REPRESENTATIONS AND WARRANTIES

In order to induce the Issuing Bank to enter into this Amendment and to amend the Letter of Credit Agreement in the manner provided herein, each Obligor which is a party hereto represents and warrants to the Issuing Bank that the following statements are true and correct in all material respects:

A. Organization; Power and Authority. Each Obligor is a corporation or other legal entity duly incorporated or organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation or other legal entity, where applicable, and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate (or other organizational) power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Letter of Credit Agreement as amended by this Amendment (the “Amended Agreement”) to which it is a party and to perform the provisions hereof.

B. Authorization, Etc. The Amendment has been duly authorized by all necessary corporate or other entity action on the part of each Obligor, and the Amendment constitutes a legal, valid and binding obligation of each Obligor party thereto enforceable against any such Obligor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

C. No Conflict. The execution, delivery and performance by each Obligor of the Amendment will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or any Subsidiary under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum and articles of association, regulations or by-laws, or any other Material agreement or instrument to which any Obligor or any Subsidiary is bound or by which any Obligor or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any Material order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any Subsidiary or (c) violate any provision of any Material statute or other Material rule or regulation of any Governmental Authority applicable to any Obligor or any Subsidiary.

D. Governmental Authorizations, Etc. Except as disclosed on Schedule 5.7 of the Amended Agreement, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of the Amendment, including, without limitation, any thereof required in connection with the obtaining of Dollars to make payments under the Amended Agreement or any other Financing Agreement and the payment of such Dollars to Persons resident in the United States of America, except for the filing of Form 8-K with the SEC. Except as disclosed on Schedule 5.7 of the Amended Agreement, it is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in the Applicable Jurisdiction of the Amended Agreement or any other Financing Agreement that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

E. Insolvency. As of the Second Amendment Effective Date:

(a) no Obligor, is unable, or is deemed to be unable for the purposes of any applicable law, or admits or has admitted its inability, to pay its debts as and when they fall due or has suspended, or announced an intention to suspend, making payments on any of its debts;

(b) no Obligor, by reason of actual or anticipated financial difficulties has begun negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its Indebtedness;

(c) the value of the assets of the Obligors on a combined basis exceeds the value of their liabilities on a combined basis (including contingent liabilities); and

(d) no moratorium has been declared in respect of any Indebtedness of any Obligor.

F. Incorporation of Representations and Warranties from Letter of Credit Agreement. The representations and warranties contained in Section 5 of the Letter of Credit Agreement are and will be true and correct in all material respects on and as of the Second Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date (other than any default or waiver of default (other than payment defaults) under the Credit Contract dated December 19, 2011, as amended, among the Company, certain of its subsidiaries and KBC Bank, which would not, individually or in the aggregate, have a Material Adverse Effect).

G. Absence of Default. After giving effect to this Amendment, no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Default.

SECTION IV.	ACKNOWLEDGMENT AND CONSENT

Each Subsidiary Guarantor hereby acknowledges that it has reviewed the terms and provisions of the Letter of Credit Agreement and this Amendment and consents to the amendment of the Letter of Credit Agreement effected pursuant to this Amendment. Each Subsidiary Guarantor hereby confirms that each Financing Agreement to which it is a party or otherwise bound will continue to guarantee to the fullest extent possible in accordance with the Financing Agreements the payment and performance of all “Obligations” and “Guaranteed Obligations” under each of the Financing Agreements to which is a party (in each case as such terms are defined in the Letter of Credit Agreement).

Each Subsidiary Guarantor acknowledges and agrees that any of the Financing Agreements to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Subsidiary Guarantor represents and warrants that all representations and warranties contained in the Amended Agreement and the Financing Agreements to which it is a party or otherwise bound are true and correct in all material respects on and as of the Second Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

SECTION V.	MISCELLANEOUS

A. Reference to and Effect on the Letter of Credit Agreement and the Other Financing Agreements.

(i) On and after the Second Amendment Effective Date, each reference in the Letter of Credit Agreement to “this Agreement”, “hereunder”, “hereof, “herein” or words of like import referring to the Letter of Credit Agreement, and each reference in the other Financing Agreements to the “Agreement”, “thereunder”, “thereof” or words of like import referring to the Letter of Credit Agreement shall mean and be a reference to the Letter of Credit Agreement as amended by this Amendment.

(ii) Except as specifically amended by this Amendment, the Letter of Credit Agreement and the other Financing Agreements shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Issuing Bank under, the Letter of Credit Agreement or any of the other Financing Agreements.

B. Headings. Section and Subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

C. APPLICABLE LAW. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

D. Jurisdiction. Each Obligor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Amendment or any other Financing Agreement. To the fullest extent permitted by applicable law, each Obligor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

E. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:	UTi WORLDWIDE INC.

	By:	/s/ Lance E. D’Amico
Authorized Signatory

[Signature Page to Second Amendment]

SUBSIDIARY GUARANTORS:

UTi (AUST) PTY LIMITED, CAN 006 734 747
UTi LOGISTICS N.V.
UTi BELGIUM N.V.
GODDARD COMPANY LIMITED
UTi INTERNATIONAL INC.
PYRAMID FREIGHT (PROPRIETARY) LIMITED
UTi CANADA CONTRACT LOGISTICS INC.
UTi, CANADA, INC.
UTi DEUTSCHLAND GMBH
UTi (HK) LTD.
UTi NEDERLAND B.V.
UTi GLOBAL SERVICES B.V.
UTi TECHNOLOGY SERVICES PTE LTD.
UTi WORLDWIDE (SINGAPORE) PTE LTD
SERVICIOS LOGISTICOS INTEGRADOS SLI, S.A.
UTi IBERIA S.A.
UTi WORLDWIDE (UK) LIMITED
UTi, UNITED STATES, INC.
UTi INTERGRATED LOGISTICS, INC.
MARKET TRANSPORT, LTD
INTRANSIT, INC.
SAMMONS TRANSPORTATION, INC.
UTi INVENTORY MANAGEMENT SOLUTIONS, INC.
CONCENTREK, INC.

By:	/s/ Lance E. D’Amico
Authorized Signatory

[Signature Page to Second Amendment]

NEDBANK LIMITED, acting through its London Branch, as Lender and Issuing Bank, as

By:	/s/ H J Rolstone
Name:	H J Rolstone
Title:	Head, Corporate Banking, London

By:	/s/ K C Ryder
Name:	K C Ryder
Title:	Head Investment Banking, London

[Signature Page to Second Amendment]